Exhibit 99.1

Ceva, Inc. Announces Fourth Quarter and Full Year 2024 Financial Results

ROCKVILLE, MD., February 13, 2025 – Ceva, Inc. (NASDAQ: CEVA), the leading licensor of silicon and software IP that enables Smart Edge devices to connect, sense and infer data more reliably and efficiently, today announced its financial results for the fourth quarter ended December 31, 2024. Financial results for the fourth quarter and all periods presented reflect Ceva’s continuing operations only, with the Intrinsix business reflected as a discontinued operation, unless otherwise noted.

Fourth Quarter Highlights:

●	Total revenue of $29.2 million, up 21% year-over-year
●	Royalty revenue of $13.5 million, up 9% year-over-year, and the fifth consecutive quarter of year-over-year royalty revenue growth
●	Record high 623 million Ceva-powered units shipped, up 38% year-over-year
●	Secured major licensing deals – Wi-Fi architecture license with global MCU leader & cellular DSP license with U.S. mobile OEM for in-house 5G modem

Full Year 2024 Highlights:

●	Total revenue of $106.9 million, up 10% year-over-year
●	Royalty revenue of $46.9 million, up 18% year-over-year
●	Annual Ceva-powered smart edge devices shipments reach record 2 billion units – over 60 devices sold every second
●

Expanded leadership in wireless connectivity and grew customer base in edge AI and sensing – 43 license agreements signed, 12 of which licensed multiple technologies, 9 of which were first-time customers and 11 of which were with OEMs

●	GAAP loss per share of $0.37, non-GAAP diluted earnings per share doubled year-over-year to $0.36

Amir Panush, Chief Executive of Ceva, commented: “We are pleased to finish the year with another strong quarter, with total revenues up 21% year-over-year, and ahead of our guidance. The continued strength of our licensing business is highlighted by two strategic customer agreements signed in the quarter, which reinforce our long-term relationships with these key customers and hold the potential to drive meaningful long-term royalty streams in the years to come. In royalties, strong end market demand across nearly every vertical we address enabled us to deliver our fifth consecutive quarter of year-over-year royalty growth, as our customers shipped a record high of 623 million Ceva-powered smart edge devices.”

Mr. Panush continued: “2024 was a pivotal year for Ceva. We successfully concluded long-term licensing partnerships with key customers in our core markets and expanded our customer base and TAM with new engagements. Our market leadership is also evident in our royalty business, where our customers shipped a record 2 billion Ceva-powered smart devices in 2024. Overall, our diverse customer base, spanning multiple industries and end markets, creates a powerful foundation for driving licensing growth and generating strong, long-term royalty revenues, further enhanced by the expanding role of AI across industries and everyday life.”

Fourth Quarter 2024 Review

Total revenue for the fourth quarter of 2024 was $29.2 million, a 21% increase compared to $24.2 million reported for the fourth quarter of 2023. Licensing and related revenue for the fourth quarter of 2024 was $15.7 million, a 33% increase compared to $11.8 million reported for the same quarter a year ago. Royalty revenue for the fourth quarter of 2024 was $13.5 million, a 9% increase compared to $12.3 million reported for the fourth quarter of 2023.

During the quarter, twelve IP licensing agreements were concluded, targeting a wide range of end markets and applications, including 5G smartphones, Wi-Fi-enabled MCUs, edge AI for consumer IoT, sensor fusion software for mobile, and Wi-Fi, Bluetooth, and cellular IoT connectivity for a range of consumer and industrial IoT applications. Two of the deals signed were with OEMs and three were first-time customers.

GAAP gross margin for the fourth quarter of 2024 was 88%, as compared to 91% in the fourth quarter of 2023. GAAP operating income for the fourth quarter of 2024 was $0.1 million, as compared to a GAAP operating loss of $2.8 million for the same period in 2023. GAAP net loss for the fourth quarter of 2024 was $1.7 million, as compared to a GAAP net loss of $8.1 million reported for the same period in 2023. GAAP diluted loss per share for the fourth quarter of 2024 was $0.07, as compared to GAAP diluted loss per share of $0.34 for the same period in 2023.

GAAP net income including the discontinued operation for the fourth quarter of 2023 was $3.8 million. GAAP diluted income per share including the discontinued operation for the fourth quarter of 2023 was $0.16.

Non-GAAP gross margin for the fourth quarter of 2024 was 89%, as compared to 92% for the same period in 2023. Non-GAAP operating income for the fourth quarter of 2024 was $4.5 million, as compared to non-GAAP operating income of $1.9 million reported for the fourth quarter of 2023. Non-GAAP net income and diluted income per share for the fourth quarter of 2024 were $2.7 million and $0.11, respectively, compared with non-GAAP net income and diluted income per share of $2.3 million and $0.10, respectively, reported for the fourth quarter of 2023.

Non-GAAP net income including the discontinued operation for the fourth quarter of 2023 was $2.4 million. Non-GAAP diluted income per share including the discontinued operation for the fourth quarter of 2023 was $0.10.

Full Year 2024 Review

Total revenue for 2024 was $106.9 million, an increase of 10%, when compared to $97.4 million reported for 2023. Licensing and related revenue for 2024 was $60.0 million, an increase of 4%, when compared to $57.6 million reported for 2023. Royalty revenue for 2024 was $46.9 million, representing an increase of 18%, as compared to $39.9 million reported for 2023.

Yaniv Arieli, Chief Financial Officer of Ceva, added: “In 2024, we drove double-digit revenue growth and doubled our non-GAAP EPS, through focused execution and operating efficiency. Our strategic focus on customer engagements to achieve better deal economics and value is producing excellent results as is evident by the year-over-year growth in annual licensing revenue. As we look to the future, we are confident in our ability to continue on our organic growth trajectory and to capitalize on non-organic opportunities to accelerate our growth.”

In 2024, 43 licensing deals were concluded, including 11 with OEMs and 9 with first-time customers. 12 of these customers licensed multiple technologies from Ceva. A record 2 billion Ceva-powered smart edge devices were shipped, including a record 1.1 billion Bluetooth devices, a record 179 million Wi-Fi devices, a record 170 million Cellular IoT devices, 340 million smartphones and 170 million other smart edge devices powered by Ceva DSPs, AI accelerators and sensor fusion software.

GAAP operating loss for 2024 was $7.5 million, as compared to a GAAP operating loss of $13.5 million reported for 2023. GAAP net loss and diluted loss per share for 2024 were $8.8 million and $0.37, respectively, compared to GAAP net loss and diluted loss per share of $18.4 million and $0.79, respectively, reported for 2023.

GAAP net loss including the discontinued operation for 2023 was $11.9 million. GAAP diluted loss per share including the discontinued operation for 2023 was $0.51.

Non-GAAP operating income for 2024 was $10.2 million, compared with $3.6 million reported for 2023. Non-GAAP net income and diluted earnings per share for 2024 were $9.0 million and $0.36, respectively, compared to $4.4 million and $0.18 reported for 2023. Non-GAAP net income including the discontinued operation for 2023 was $2.4 million. Non-GAAP diluted income per share including the discontinued operation for 2023 was $0.10.

In the fourth quarter of 2024, Ceva repurchased approximately 32,000 shares for approximately $1 million under the company’s stock repurchase program. Overall in 2024, Ceva repurchased approximately 375,000 shares for approximately $8.5 million.

Ceva Conference Call

On February 13, 2025, Ceva management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter and review the full year.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://app.webinar.net/LolQE7BawV9. Please go to the web site at least fifteen minutes prior to the call to register.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 5632639) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 20, 2025. The replay will also be available at Ceva's web site www.ceva-ip.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding Ceva’s ability to reinforce long-term relationships with key customers, to drive licensing growth and long-term royalty streams, to deliver long-term shareholder value, and to continue on Ceva’s organic growth trajectory and to capitalize on non-organic opportunities to accelerate growth. The risks, uncertainties and assumptions that could cause differing Ceva results include: the effect of intense industry competition; the ability of Ceva's technologies and products incorporating Ceva's technologies to achieve market acceptance; Ceva's ability to meet changing needs of end-users and evolving market demands; the cyclical nature of and general economic conditions in the semiconductor industry; Ceva's ability to diversify its royalty streams and license revenues; Ceva's ability to continue to generate significant revenues from the handset baseband market and to penetrate new markets; instability and disruptions related to the ongoing Israel-Gaza conflict; and general market conditions and other risks relating to Ceva's business, including, but not limited to, those that are described from time to time in our SEC filings. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Non-GAAP Financial Measures

Non-GAAP gross margin for the fourth quarter of 2024 excluded: (a) equity-based compensation expenses of $0.1 million and (b) amortization of acquired intangibles of $0.1 million. Non-GAAP gross margin for the fourth quarter of 2023 excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles of $0.1 million.

Non-GAAP operating income for the fourth quarter of 2024 excluded: (a) equity-based compensation expenses of $3.9 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.3 million of costs associated with business acquisitions. Non-GAAP operating income for the fourth quarter of 2023 excluded: (a) equity-based compensation expenses of $4.1 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.4 million of costs associated with business acquisitions.

Non-GAAP net income and diluted income per share for the fourth quarter of 2024 excluded: (a) equity-based compensation expenses of $3.9 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.3 million of costs associated with business acquisitions. Non-GAAP net income and diluted income per share for the fourth quarter of 2023 excluded: (a) equity-based compensation expenses of $4.1 million, (b) the impact of the amortization of acquired intangibles of $0.3 million, (c) $0.4 million of costs associated with business acquisitions, (d) $0.1 million income associated with the remeasurement of marketable equity securities, (e) $1.3 million tax charges, an impact as a result of the completion of a tax audit for prior years and (f) $4.5 million tax charges, including one-time write off of a deferred tax asset related to Section 174 (US tax regulations).

Non-GAAP gross margin for 2024 excluded: (a) equity-based compensation expenses of $0.7 million and (b) amortization of acquired intangibles of $0.5 million. Non-GAAP gross margin for 2023 excluded: (a) equity-based compensation expenses of $0.8 million and (b) amortization and impairment of acquired intangibles of $0.4 million.

Non-GAAP operating income for 2024 excluded: (a) equity-based compensation expenses of $15.6 million, (b) the impact of the amortization of acquired intangibles of $1.0 million, and (c) $1.0 million of costs associated with business acquisition. Non-GAAP operating income for 2023 excluded (a) equity-based compensation expenses of $15.5 million, (b) the impact of the amortization of acquired intangibles of $1.0 million and (c) $0.6 million of costs associated with business acquisition.

Non-GAAP net income and diluted earnings per share for 2024 excluded: (a) equity-based compensation expenses of $15.6 million, (b) the impact of the amortization of acquired intangibles of $1.0 million, (c) $1.0 million of costs associated with business acquisition and (d) $0.1 million associated with the remeasurement of marketable equity securities.

Non-GAAP net income and diluted earnings per share for 2023 excluded: (a) equity-based compensation expenses of $15.5 million, (b) the impact of the amortization of acquired intangibles of $1.0 million, (c) $0.6 million associated with business acquisition, (d) $1.3 tax charges, an impact as a result of the completion of a tax audit for prior years, and (e) $4.5 million tax charges, including one-time write off of a deferred tax asset related to Section 174 (US tax regulations).

Non-GAAP net income with the discontinued operations for 2023 was $2.4 million. Non-GAAP diluted income per share with the discontinued operations for 2023 was $0.10.

About Ceva, Inc.

At Ceva, we are passionate about bringing new levels of innovation to the smart edge. Our wireless communications, sensing and Edge AI technologies are at the heart of some of today’s most advanced smart edge products. From wireless connectivity IPs (Bluetooth, Wi-Fi, UWB and 5G platform IP), to scalable Edge AI NPU IPs and sensor fusion solutions, we have the broadest portfolio of IP to connect, sense and infer data more reliably and efficiently. We deliver differentiated solutions that combine outstanding performance at ultra-low power within a very small silicon footprint. Our goal is simple – to deliver the silicon and software IP to enable a smarter, safer, and more interconnected world. This philosophy is in practice today, with Ceva powering more than 19 billion of the world’s most innovative smart edge products from AI-infused smartwatches, IoT devices and wearables to autonomous vehicles and 5G mobile networks.

Our headquarters are in Rockville, Maryland with a global customer base supported by operations worldwide. Our employees are among the leading experts in their areas of specialty, consistently solving the most complex design challenges, enabling our customers to bring innovative smart edge products to market.

Ceva is a sustainability- and environmentally-conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At Ceva, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Ceva: Powering the Smart Edge™

Visit us at www.ceva-ip.com and follow us on LinkedIn, X, YouTube, Facebook, and Instagram.

For more information, contact:

Yaniv Arieli Ceva, Inc. CFO +972.9.961.3770 yaniv.arieli@ceva-ip.com	Richard Kingston Ceva, Inc. VP Market Intelligence, Investor & Public Relations +1.650.220.1948 richard.kingston@ceva-ip.com

Ceva, Inc. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$15,733	$11,816	$59,999	$57,555
Royalties	13,490	12,346	46,940	39,864

Total revenues	29,223	24,162	106,939	97,419

Cost of revenues	3,371	2,259	12,768	11,648

Gross profit	25,852	21,903	94,171	85,771

Operating expenses:
Research and development, net	16,877	18,145	71,616	72,689
Sales and marketing	3,625	2,829	12,624	11,042
General and administrative	5,126	3,567	16,877	14,913
Amortization of intangible assets	150	149	599	594
Total operating expenses	25,778	24,690	101,716	99,238

Operating income (loss)	74	(2,787)	(7,545)	(13,467)
Financial income (loss), net	(78)	1,767	4,884	5,264
Remeasurement of marketable equity securities	3	74	(94)	(2)

Loss before taxes on income	(1)	(946)	(2,755)	(8,205)
Taxes on Income	1,735	7,152	6,031	10,232

Net loss from continuing operations	(1,736)	(8,098)	(8,786)	(18,437)
Net income from discontinued operation	—	11,867	—	6,559
Net Income (loss)	$(1,736)	$3,769	$(8,786)	$(11,878)

Basic and diluted net income (loss) per share:
Continuing operations	(0.07)	(0.34)	(0.37)	(0.79)
Discontinued operation	—	0.50	—	0.28
Basic and diluted net income (loss) per share	$(0.07)	$0.16	$(0.37)	$(0.51)
Weighted-average shares used to compute net income (loss) per share (in thousands):
Basic	23,637	23,518	23,613	23,484
Diluted	23,637	23,946	23,613	23,484

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended			Twelve months ended
	December 31,			December 31,
	2024		2023	2024	2023
	Unaudited		Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$	)1,736)	$3,769	$(8,786)	$(11,878)
Equity-based compensation expense included in cost of revenues		143	190	713	826
Equity-based compensation expense included in research and development expenses		2,432	2,430	9,298	9,133
Equity-based compensation expense included in sales and marketing expenses		494	471	1,801	1,776
Equity-based compensation expense included in general and administrative expenses		827	1,008	3,763	3,795
Amortization of intangible assets		255	278	1,090	1,031
Costs associated with business and asset acquisitions		250	356	1,033	551
(Income) loss associated with the remeasurement of marketable equity securities.		(3)	(74)	94	2
Income tax expenses, an impact as a result of the completion of a tax audit for prior years		—	1,302	—	1,302
Adjustment related to US tax reform rule 174		—	4,460	—	4,460
Non-GAAP from discontinued operation		—	(11,812)	—	(8,579)
Non-GAAP net income		$2,662	$2,378	$9,006	$2,419
GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)		23,637	23,518	23,613	23,484
Weighted-average number of shares related to outstanding stock-based awards (in thousands)		1,579	1,271	1,491	1,197
Weighted-average number of Common Stock used in computation of diluted net income (loss) per share, excluding the above (in thousands)		25,216	24,789	25,104	24,681

GAAP diluted income (loss) per share	$	(0.07)	$0.16	$(0.37)	$(0.51)
Equity-based compensation expense		$0.16	$0.17	$0.65	$0.66
Amortization of intangible assets		$0.01	$0.01	$0.04	$0.04
Costs associated with business and asset acquisitions		$0.01	$0.02	$0.04	$0.02
Adjustment related to income tax expenses		$—	$0.24	$—	$0.25
Non-GAAP from discontinued operation		$—	$ (0.50)	$—	$ (0.36)
Non-GAAP diluted earnings per share		$0.11	$0.10	$0.36	$0.10

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP Operating Income (loss)	$74	$(2,787)	$(7,545)	$(13,467)
Equity-based compensation expense included in cost of revenues	143	190	713	826
Equity-based compensation expense included in research and development expenses	2,432	2,430	9,298	9,133
Equity-based compensation expense included in sales and marketing expenses	494	471	1,801	1,776
Equity-based compensation expense included in general and administrative expenses	827	1,008	3,763	3,795
Amortization of intangible assets	255	278	1,090	1,031
Costs associated with the Business and asset acquisition	250	356	1,033	551
Total non-GAAP Operating Income	$4,475	$1,946	$10,153	$3,645

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
	Unaudited	Unaudited	Unaudited	Unaudited

GAAP Gross Profit	$25,852	$21,903	$94,171	$85,771
GAAP Gross Margin	88%	91%	88%	88%

Equity-based compensation expense included in cost of revenues	143	190	713	826
Amortization of intangible assets	105	129	491	437
Total Non-GAAP Gross profit	26,100	22,222	95,375	87,034
Non-GAAP Gross Margin	89%	92%	89%	89%

Ceva, Inc. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2024	2023 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$18,498	$23,287
Marketable securities and short-term bank deposits	145,146	143,251
Trade receivables, net	15,969	8,433
Unbilled receivables	21,240	21,874
Prepaid expenses and other current assets	15,488	12,526
Total current assets	216,341	209,371
Long-term assets:
Severance pay fund	7,161	7,070
Deferred tax assets, net	1,456	1,609
Property and equipment, net	6,877	6,732
Operating lease right-of-use assets	5,811	6,978
Investment in marketable equity securities	312	406
Goodwill	58,308	58,308
Intangible assets, net	1,877	2,967
Other long-term assets	10,805	10,644
Total assets	$308,948	$304,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,125	$1,154
Deferred revenues	3,599	3,018
Accrued expenses and other payables	23,207	20,202
Operating lease liabilities	2,598	2,513
Total current liabilities	30,529	26,887
Long-term liabilities:
Accrued severance pay	7,365	7,524
Operating lease liabilities	2,963	3,943
Other accrued liabilities	1,535	1,390
Total liabilities	42,392	39,744
Stockholders’ equity:
Common stock	24	23
Additional paid in-capital	259,891	252,100
Treasury stock	(3,222)	(5,620)
Accumulated other comprehensive loss	(1,330)	(2,329)
Retained earnings	11,193	20,167
Total stockholders’ equity	266,556	264,341
Total liabilities and stockholders’ equity	$308,948	$304,085

(*) Derived from audited financial statements.